Exhibit 99.1

SCWorx Wins State University System Renewal Contract for $427,000

NEW YORK--(BUSINESS WIRE)-- SCWorx Corp (NASDAQ: WORX) today announced the signing of a renewal agreement with an existing Midwestern State University. Initially, the contract was a 1-year fixed-term agreement with the option to renew. This is the second contract renewal totaling $427,000 with this highly respected healthcare provider. The university is utilizing SCWorx’s data normalization and analytics suite of application solutions.

“This renewal is especially gratifying for SCWorx as it further validates that our SaaS-based platform and tools address critical issues with data normalization to provide our customers a better understanding of all components of their information in efforts to become as efficient and effective as they can be. The university requires their vendors to earn their business each year. It is a testament to the SCWorx team and our services that we are able to earn their business for the third consecutive year.” said Founder and CEO of SCWorx, Marc Schessel. “SCWorx has built its business on exceeding customer expectations and we are excited to continue offering our services to this university system.”

The Company does not expect to incur any significant additional overhead resulting from this contract and anticipates procuring new contracts for its software by numerous other healthcare providers in the foreseeable future.

About SCWorx

SCWorx offers an advanced software solution for the management of health care providers’ foundational business applications. Together these software systems have been credited with the healthcare providers’ customers tending to realize reduced medical expenses, while healthcare providers have tended to experience expanded revenues and more successful and safer clinical outcomes. The SCWorx software solution ultimately transforms many aspects of the healthcare providers’ business through its delivery of highly accurate, real-time information that offers the executives of these healthcare providers the ability to optimize many areas of their day-to-day operations, negotiate better contracts with their vendors and payors and make better decisions with respect to strategic purchases.

Forward-looking Statements

This press release contains “forward-looking statements” that involve substantial risks and uncertainties for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this press release regarding strategy, future operations, future financial position, prospects, plans and objectives of management are forward-looking statements. Examples of such statements include, but are not limited to, SCWorx may not actually achieve the plans, carry out the intentions or meet the expectations or projections disclosed in the forward-looking statements and you should not place undue reliance on these forward-looking statements. Such statements are based on management’s current expectations and involve risks and uncertainties. Actual results and performance could differ materially from those projected in the forward-looking statements as a result of many factors, including, without limitation, securing future contracts and containing costs.

No Offer or Solicitation

This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

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Source: SCWorx Corp.

SCWorx Corp.

John Price, CFO

jprice@scworx.com